Exhibit 99.1

Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 13, 2023 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced unaudited earnings of $1,277,717, or $0.23 basic and diluted earnings per share for the quarter ended June 30, 2023 – a decrease of $265,265, or 17.19%, from earnings for the quarter ended June 30, 2022 of $1,542,982, or $0.28 and $0.27 basic and diluted earnings per share, respectively. Unaudited earnings for the six months ended June 30, 2023 decreased $140,592 or 4.68%, to $2,866,496 compared to $3,007,088 for the six months ended June 30, 2022. Annualized returns on average assets and average equity for the six months ended June 30, 2023 were 0.89% and 13.61%, respectively, compared with June 30, 2022 annualized returns on average assets and average equity of 0.90% and 12.57%, respectively.

Fleetwood S. Hassell, President & CEO of the Bank of South Carolina, stated, "Unfortunately, in the second quarter we fell behind our 2023 profit plan and 2022 earnings to date as a result of the continued increase in deposit expense. Deposit rates paid from other sectors of the financial industry continue to create intense competition. Further rate increases by the Federal Reserve are unclear; however, the reality of interest rates remaining higher/longer is becoming more of a possibility. Should this occur, we will continue to use it as an opportunity to rebalance the income from our portfolio of loans, investments, and daily liquidity. We remain steadfast in our asset quality, control of expenses, and customer service and believe the future to be encouraging, having successfully opened our sixth office on James Island, declared another quarterly cash dividend, and recently announced a stock repurchase program."

The following table shows the balance sheet and income statement highlights:

	(Unaudited) June 30,	(Unaudited) June 30,
	2023	2022

Common stock shares outstanding	5,548,239	5,552,351
Book value per share	$ 7.67	$ 7.50
Total assets	$ 648,405,848	$ 655,465,190

Three Months Ended

Net income	$ 1,277,717	$ 1,542,982

Basic earnings per share	$ 0.23	$ 0.28
Diluted earnings per share	$ 0.23	$ 0.27

Weighted average shares outstanding:
Basic	5,551,502	5,550,951
Diluted	5,640,937	5,693,808
Six Months Ended
Net income	$ 2,866,496	$ 3,007,088
Basic earnings per share	$ 0.52	$ 0.54
Diluted earnings per share	$ 0.51	$ 0.53
Weighted average shares outstanding:
Basic	5,551,924	5,547,767
Diluted	5,646,547	5,682,968

About Bank of South Carolina Corporation

The Bank of South Carolina Corporation is the holding company of The Bank of South Carolina ("The Bank"). The Bank is a South Carolina state-chartered bank with offices in Charleston, North Charleston, Summerville, Mt. Pleasant, James Island, and the West Ashley community and has been in continuous operation since 1987. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Eugene H. Walpole, IV, Executive Vice President and Chief Financial Officer, (843) 724-1500